  Exhibit 99.1

PGT Innovations Acquires Martin Door;

Expands Into Garage Door Market

•	Expands into adjacent window and door category
•	Adds premium overhead garage doors to product portfolio
•	Broadens geographic footprint and brand presence in high-growth Western region
•	Adds another strong brand to PGT Innovations brand portfolio
•	Creates cross-selling opportunities for existing Western Division brands and NewSouth Window Solutions
•	Strong cultural and values fit across both companies
•	Purchase price of $185 million; Sales of approximately $60 million expected in 2022
•	Expected to be immediately accretive to EBITDA margin, accretive to adjusted EPS within first year

VENICE, Fla., October 17, 2022 – PGT Innovations, Inc. (NYSE: PGTI), a national leader in premium windows and doors, including impact-resistant products and products designed to unify indoor/outdoor living spaces, today announced it has acquired Martin Door Holdings, Inc. (“Martin”) for a purchase price of approximately $185 million. Martin, manufacturer of the “World’s finest, safest garage doors”, is headquartered in Salt Lake City, UT, and is a leading custom manufacturer of premium overhead garage doors and hardware serving the Western U.S. residential and commercial markets.

This transaction is consistent with PGT Innovations’ continuing move into adjacent building product categories that complement its current robust portfolio of strong window and door brands. The expansion of product categories, along with the breadth of markets currently served by Martin, supports PGT Innovations’ strategic plan to scale its business and grow in desirable markets and geographies. The addition of Martin’s established brand also further strengthens the Company’s market presence across the growing Western region, an area currently served by two of PGT Innovations’ window and door brands – Western Window Systems and Anlin Windows & Doors.

“PGT Innovations has been expanding our geographic footprint and product portfolio over the past several years with great success,” said Jeff Jackson, President and CEO of PGT Innovations. “This transaction continues that trend and brings us into a new market of garage doors. As we looked to expand beyond our existing window and door market, we wanted to ensure we could leverage our team’s extensive knowledge in the area of protecting the envelope of homes and buildings. The garage door entry market aligns extremely well with that strategy. Additionally, Martin’s focus on exceptional quality, safety of their products, and innovation within their industry mirrors the priorities found across all of our PGT Innovations brands, making it, culturally, a perfect fit.”

Headquartered in Salt Lake City, Utah, with 85+ years of operating history, Martin is known in its industry for manufacturing beautiful, high-quality, and fully customizable products to both commercial and residential end markets. The Company has most-recently strategically positioned itself to capitalize on outsized momentum across the western U.S., which is seeing robust population growth. Demand for Martin’s customized products along with its efficient cost structure allow the Company to achieve robust EBITDA margins in excess of 30%, while generating strong cash flow conversion. Furthermore, Martin has recently undergone a multi-year transformation focused on operational excellence and delivering innovative products. Over that time, the Company has introduced multiple new product lines, doubled its dealer base, and improved margins while also investing for growth via automation and capacity expansion. With a strong backlog and proven track record of delivering on best-in-class lead times, Martin is poised to capitalize on near- and long-term economic tailwinds in the $3.6B U.S. garage door market.

Martin will operate under the Western Division of PGT Innovations. Martin’s CEO Scott Huntsman will remain with the company and assume the role of President of Martin Doors. Through this reporting structure, the PGT Innovations team will collaborate with the Martin team to share best practices that may benefit the organization as a whole.

“Martin’s team brings a wealth of industry knowledge and has generated impressive top-line and bottom-line growth,” continued Jackson. “I am very pleased that Martin’s leadership will remain with the company and be available to collaborate with our Western Division leaders on how we can best serve our customers, provide new opportunities for team members, and drive shareholder value. I am excited to welcome the 173 Martin team members to our PGT Innovations family, and I look forward to our folks serving, leading, and thriving together.”

“PGT Innovations’ long-standing focus on innovation, safety, and quality, as well as their exceptional dedication to their team members, made the decision to join their family of brands an easy one,” said Scott Huntsman, Chief Executive Officer of Martin. “We are honored that the group saw similar qualities in our team and selected Martin to be the brand to help them enter into the overhead garage door industry. We are excited to work with the PGT Innovations team to advance further our manufacturing capabilities and serve as their flagship brand in the garage door product category. This transaction would not have been possible without the incredible efforts of innumerable people – from our passionate employees to our loyal dealers, and dedicated vendors who worked in synchrony to bring Martin to the company it is today. The support we received from every side was amazing, and I look forward to a long and successful continued relationship with each of these partners. We also would like to thank Black Oak Capital and Ridgeline Capital, for their support over the past several years helping us achieve the growth we have seen in recent years.”

PGT Innovations entered into a new, five-year, $250 million Revolving Credit Facility which will be utilized, along with cash on hand, to fund the transaction, as well as extend maturities and create more liquidity to support our continued growth.

Martin is expected to generate approximately $60 million in sales during 2022. PGT Innovations paid a forward 2022 multiple of approximately 8.5x pre-synergies and expects the transaction to be accretive.

“On a pro forma basis, as of the end of the second quarter of 2022, PGT Innovations had a trailing-twelve-month net debt-to-adjusted EBITDA ratio of 2.6 times,” added John Kunz, Senior Vice

President and Chief Financial Officer. “Consistent with our priority of maintaining a strong and flexible balance sheet, we anticipate that reducing leverage after acquisitions will remain a capital allocation priority.”

PGT Innovations plans to update its financial outlook and discuss the Company's third quarter 2022 results on its conference call and webcast scheduled for Thursday, November 10, 2022, at 10:30 a.m. eastern time.

Advisors

Deutsche Bank Securities Inc. is serving as financial advisor and Davis Polk & Wardwell LLP is serving as legal counsel to PGT Innovations.  KeyBanc Capital Markets Inc. is serving as financial advisor and Michael Best & Friedrich LLP is serving as legal counsel to Martin Door.

About PGT Innovations, Inc.

PGT Innovations manufactures and supplies premium windows and doors. Its highly engineered and technically advanced products can withstand some of the toughest weather conditions on Earth and are revolutionizing the way people live by unifying indoor and outdoor living spaces.

PGT Innovations creates value through deep customer relationships, understanding the unstated needs of the markets it serves, and a drive to develop category-defining products. PGT Innovations is also the nation’s largest manufacturer of impact-resistant windows and doors and holds the leadership position in its primary market.

The PGT Innovations’ family of brands include CGI®, PGT® Custom Windows and Doors, WinDoor®, Western Window Systems, Anlin Windows & Doors, Eze-Breeze®, NewSouth Window Solutions, and a 75 percent ownership stake in Eco Window Systems®. The company’s brands, in their respective markets, are a preferred choice of architects, builders, and homeowners throughout North America and the Caribbean. Their high-quality products are available in custom and standard sizes with massive dimensions that allow for unlimited design possibilities in residential, multi-family, and commercial projects. For additional information, visit www.pgtinnovations.com.

About Martin Door

Founded in 1936, Martin Door is a manufacturer of “The World’s Finest, Safest Doors” and has one of the largest selections of customizable options to serve all residential and commercial garage door needs.  Martin Door offers a wide range of products and along with our dealer network offers homeowners, contractors, architects, designers, and businesses the best garage door buying experience. For additional information, visit www.martindoor.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are statements other than historical fact, and include statements relating to the acquisition of Anlin (the “Anlin Acquisition”) and related financing. These “forward-looking statements” involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimated,” “expect,” “foreseeable,” “future,”

“intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” trends,” “will,” “would” and similar terminology.

These risks and uncertainties include factors such as:

•	market conditions;
•	the impact of the COVID-19 pandemic (the “Pandemic”) and related measures taken by governmental or regulatory authorities to combat the Pandemic, including the impact of the Pandemic and these measures on the economies and demand for our products in the states where we sell them, and on our customers, suppliers, labor force, business, operations and financial performance;
•	the ability to successfully integrate the operations of Martin into our existing operations and the diversion of management's attention from ongoing business and regular business responsibilities to effect such integration;
•	unpredictable weather and macroeconomic factors that may negatively impact the repair and remodel and new construction markets and the construction industry generally, especially in the state of Florida and the western United States, where the substantial portion of our sales are currently generated, and in the U.S. generally;
•	changes in raw material prices, especially for aluminum, steel, glass and vinyl, including, price increases due to the implementation of tariffs and other trade-related restrictions;
•	our dependence on a limited number of suppliers for certain of our key materials;
•	our dependence on our impact-resistant product lines, and contemporary indoor/outdoor window and door systems, and on consumer preferences for those types and styles of products;
•	the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to, the acquisition of Martin;
•	our level of indebtedness;
•	increases in bad debt owed to us by our customers in the event of a downturn in the home repair and remodel or new home construction channels in our core markets and our inability to collect such debt;
•	the risks that the anticipated cost savings, synergies, revenue enhancement strategies and other benefits expected from the acquisition of Martin may not be fully realized or may take longer to realize than expected or that our actual integration costs may exceed our estimates;
•	increases in transportation costs, including increases in fuel prices;
•	our dependence on our limited number of geographically concentrated manufacturing facilities;
•	sales fluctuations to and changes in our relationships with key customers;
•	federal, state and local laws and regulations, including unfavorable changes in local building codes and environmental and energy code regulations;
•	the risks associated with our information technology systems, including cybersecurity-related risks, such as unauthorized intrusions into our systems by “hackers” and theft of data and information from our systems, and the risks that our information technology systems do not function as intended or experience temporary or long-term failures to perform as intended;
•	product liability and warranty claims brought against us;
•	in addition to our acquisition of Martin, our ability to successfully integrate businesses we may acquire in the future, or that any businesses we acquire may not perform as we expected at the time we acquired it; and
•	the other risks and uncertainties discussed in our other filings with the SEC.

Statements in this press release that are forward-looking statements include, without limitation, our expectations regarding: (1) the benefits we expect from our acquisition of Martin, including advancing our strategy of expanding and diversifying our product lines, brand portfolio or market presence, and the effect on EBITDA; (2) our ability to capture and increase sales and share in the Western region; and (3) demand for our products in future periods. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

SOURCE: PGT Innovations, Inc.

PGT Innovations Contacts:

Investor Relations:	Media Relations:
John Kunz, 941-480-1600	Stephanie Cz, 941-480-1600
Senior Vice President and CFO	Corporate Communications Manager
JKunz@PGTInnovations.com